UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2008

ABIGAIL ADAMS NATIONAL BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-10971	52-1508198
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1130 Connecticut Avenue, Washington, DC	20036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (202) 772-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On October 1, 2008, the Company’s wholly owned subsidiary, The Adams National Bank (the “Bank”), entered into a written agreement with its primary regulator, The Office of the Comptroller of the Currency (the “OCC”).  Under the terms of the written agreement, the Bank has agreed to take certain actions relating to the Bank’s lending operations and capital compliance.  Specifically, the OCC is requiring the Bank to take the following actions:

a)           conduct a review of senior management to ensure that these individuals can perform the duties required under the Bank’s policies and procedures and the requirements of the written agreement, and where necessary, the Bank must provide a written program to address the training of the Bank’s senior officers;

b)           achieve certain regulatory capital levels, which are greater than the regulatory requirements to be “well capitalized” under bank regulatory requirements by October 31, 2008.  In particular, the Bank must achieve a: 12% total risk-based capital to total risk-weighted assets ratio; 11% Tier 1 capital to risk-weighted assets ratio; and 9% Tier 1 capital to adjusted total assets ratio;

c)           develop and implement a three-year capital program;

d)           make additions to the allowances for loan and lease losses and adopt and implement written policies and procedures for establishing and maintaining the allowance in a manner consistent with the written agreement;

e)           adopt and implement an asset diversification program consistent with OCC guidelines and to perform an analysis of the Bank’s concentrations of credit;

f)           take all necessary actions to protect the Bank’s interest in criticized assets, adopt and implement a program to eliminate regulatory criticism of these assets, engage in an ongoing review of the Bank’s criticized assets and develop and implement procedures for the effective monitoring of the loan portfolio;

g)           hire an independent appraiser to provide a written or updated appraisal of certain assets;

h)           develop and implement a program to improve the management of the loan portfolio and to provide the Board with monthly written reports on credit quality;

i)           employ a loan review consultant acceptable to the OCC to perform a quarterly quality review of the Bank’s assets;

j)           revise the Bank’s lending policy in accordance with OCC requirements; and

k)           maintain acceptable liquidity levels.

The written agreement includes time frames to implement the foregoing and on-going compliance requirements for the Bank, including requirements to report to the OCC.  The written agreement also requires the Bank to establish a committee of the Board of Directors which will be responsible for overseeing compliance with the written agreement.

The Bank has taken steps to comply with the requirements of the written agreement and expects that it will address all areas of concern within the time frames required.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2008, Marianne Steiner resigned as a director of Abigail Adams National Bancorp, Inc. and The Adams National Bank.  At the time of her resignation, Ms. Steiner served as the Chairwoman of The Adams National Bank Directors’ Loan Committee. A copy of Ms. Steiner’s letter of resignation is included as an Exhibit to the Form 8-K.

In June 2008, Bonita A. Wilson resigned as a director of Abigail Adams National Bancorp, Inc.  At the time of her resignation, Ms. Wilson served on the Company’s Compensation Committee.  A copy of Ms. Wilson’s letter of resignation is included as an Exhibit to the Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable.

(d)	Exhibits.

	99.1	Letter of Resignation of Marianne Steiner.

	99.2	Letter of Resignation of Bonita A. Wilson.

99.3	Agreement By and Between The Adams National Bank and The Comptroller of the Currency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ABIGAIL ADAMS NATIONAL BANCORP, INC.

DATE: October 2, 2008	By:	/s/ Karen Troutman
Karen Troutman
Chief Financial Officer